                                   EXHIBIT 6(iii)

                            Merchandise License Agreement





                            Merchandise License Agreement

                          MERCHANDISING LICENSE AGREEMENT
                                  PRINCIPAL TERMS

       This Merchandising License agreement, consisting of (i) these Principal Terms (of which Schedule I attached hereto and incorporated herein is a part) and (ii) the Standard Terms and Conditions attached hereto and incorporated herein by this reference ("Standard Terms") (collectively the "Agreement"), dated May 22, 1991 ("Agreement Date"), is entered into between MERCHANDISING CORPORATION OF AMERICA, INC., 100 Universal City Plaza, Universal City, California 91608 ("Licensor") and SPORTS ARCHIVES, INC. 73-199 El Paseo, Suite A, Palm Desert, California 90060, ("Licensee").

       WHEREAS, Licensor owns, controls or is authorized by the owner of the Licensed Elements (as herein defined) (the "Property Owner") to grant to third parties the right to use and exploit the Licensed Elements in connection with merchandising activities in accordance with the terms of this Agreement; and

       WHEREAS, Licensor desires to license to Licensee, and Licensee desires to license from Licensor, certain rights in and to the Licensed Elements in accordance with the terms of this Agreement;

       NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:

       I. DEFINITIONS. Capitalized terms not defined herein are as defined on Schedule I or in the Standard Terms.

       II.    GRANT OF LICENSE.

              (a) Subject to and in accordance with the provisions of this Agreement, including without limitation Schedule I hereto and the Standard Terms, Licensor hereby grants to Licensee:

                     (i) the exclusive right to use and display the "Field of Dreams" service mark, during the Term described on Schedule I, to identify Licensee-owned retail stores in the Territory which offer and sell sports-related or celebrity-oriented merchandise and collectibles;


                              License Agmt Page 1

                     (ii) the exclusive right to sublicense to franchisees the right to use and display the "Field of Dreams" service mark, during the Term, to identify franchised retail stores in the Territory which offer and sell sports-related or celebrity-oriented merchandise and collectibles;

                     (iii) the non-exclusive right to affix the "Field of Dreams" trademark to Licensed Articles manufactured by Licensee or third party manufacturers which have been approved by Licensor, during the Term, which Licensed Articles shall be sold by Licensee only in Licensee-owned and franchised "Field of Dreams" retail stores or through mail order catalogs distributed by Licensee or its franchisees solely within the Territory;

                     (iv) the exclusive right to use and display the "Field of Dreams" marks, during the Term, to advertise and promote franchises for "Field of Dreams" retail stores; and

                     (v) the exclusive right to use and display, and sublicense franchisees to use and display, during the Term, the "Field of Dreams" marks in connection with the operation of Licensee-owned and franchisee-owned "Field of Dreams" retail stores, and advertising and promotional activities pertaining thereto, and on mail order catalogs distributed solely within the Territory.

              (b) The parties agree that Licensor has not prescribed and shall not provide Licensee with any marketing plan or system relating to the retail stores or catalog sales business to be conducted by the Licensee or its franchisees, nor shall Licensor provide any services or assistance to Licensee, or any franchisee, in connection therewith. Licensee shall be free to operate and license others to operate such retail stores and catalog sales businesses in accordance with Licensee's own advertising, marketing and operational systems, techniques, methods and plans, subject only to the limited controls set forth herein, which the parties acknowledge are necessary in order for Licensor to protect its interests in its trademarks, service marks, and copyrights. All offers and sales of franchises by Licensee, and all marketing conducted in connection therewith, shall be conducted by Licensee in its own name and on its own behalf, and in no event shall Licensee offer or sell, or purport to offer or sell, franchises in the name or on behalf of Licensor. Licensor in no event shall be obligated participate in any way with Licensee in connection with any franchising activities that Licensee may undertake or be characterized as a "franchisor" or "master franchisor" in any agreement or disclosure document used by Licensee. Without limiting the generality of the foregoing, Licensor shall not be obligated to submit to any state or federal agency, or provide to Licensee for its submission to any state or federal agency, any registration application or other filing, financial statements, biographical or other information concerning Licensor's officers, directors or other personnel, or otherwise assist Licensee in any way in connection with its submission or prosecution of franchise registration applications, and in


                             License Agmt Page 2
       no event shall Licensor be required to assume or undertake any obligation or liability to any franchisee or take any action which would expose Licensor to any obligation or liability to any of Licensee's franchisees. Licensee shall be solely responsible for ,and shall bear all costs and expenses associated with, compliance with all applicable franchise laws, rules and regulations, and shall reimburse Licensor for any costs or expenses it may incur in connection therewith.

       III. OPERATION OF AGREEMENT. This Agreement and the License herein granted shall become effective upon Licensor receiving a signed copy of these Principal Terms from Licensee and Licensor countersigning same, and the satisfaction of any other conditions precedent set forth herein or in the Standard Terms. In the event of any inconsistency between these Principal Terms and the Standard Terms, the Principal Terms shall control. In the case of any inconsistency between these Principal Terms and Schedule I, Schedule I shall control.

       IV.    SPECIAL PROVISIONS.

              A. Nothing herein grants Licensee, or any franchisee, any right to use the names or likenesses of any actor or celebrity, including any actor or celebrity who appeared in the "Field of Dreams" motion picture.

              B. Neither Licensee, nor any franchisee, shall have the right to use the Property in whole or in part as its business name.

              C. Licensee and its franchisees may sell Licensed Articles on a "return" basis provided that such returns shall not reduce the Royalty payable to Licensor.

              D. Notwithstanding the Standard Terms, Licensor hereby consents (i) to the transfer of the outstanding shares of Licensee to Stratamerica Corporation and (ii) to the merger of Licensee, within six
       (6) months following the date on which this Agreement is executed, with a newly incorporated Utah or Delaware corporation, wholly owned by Stratamerica Corporation; provided that such surviving newly incorporated corporation shall thereupon assume and become responsible for all obligations of Licensee to Licensor.

       V. RIGHT OF FIRST REFUSAL. Provided that Licensee fully complies with its obligations under this Agreement, Licensor shall not open or sublicense any third party to open "Field of Dreams" retail locations in any geographic area outside the Territory unless Licensor shall have allowed Licensee a right of first refusal, exercisable strictly in the following manner:


                             License Agmt Page 3

              (a) If Licensor shall decide to license any third party to open "Field of Dreams" retail locations in any geographic area outside the Territory (the "Additional Territory"), Licensor first shall deliver to Licensee a written notice (the "Notice") setting forth the following information:

                     (i)    A description of the proposed Additional Territory;

                     (ii) The amount of the initial license fee required to be paid to Licensor, and the amount or method of calculating any required continuing royalty to Licensor; and

                     (iii) The minimum number of stores that the licensee must commit to open and the period of time during which such total number of stores must be opened.

              (b) If Licensee desires to undertake to develop the Additional Territory, it must within ten (10) days after Licensor's delivery of the Notice, notify Licensor in writing that it desires to undertake such development upon the terms set forth in the Notice (the "Exercise Notice"), and shall deliver to Licensor a non-refundable advance against the initial license fee equal to ten thousand United States dollars (U.S. $10,000.00) ("Exercise Fee");

              (c) If Licensee timely delivers its Exercise Notice and Exercise Fee to Licensor in the manner described in paragraph (b), then the Licensor and Licensee shall negotiate in good faith for a period of ninety (90) days following Licensor's receipt of the Exercise Notice and Fee (the "Negotiation Period") in an effort to agree upon and execute a formal written license agreement for the Additional Territory;

              (e) If Licensee fails to timely and properly deliver the Exercise Notice and Exercise Fee, or if Licensor and Licensee fail to enter into an agreement pursuant to paragraph (c) within the Negotiation Period, Licensor shall thereafter be free to enter into an agreement with a third party to open "Field of Dreams" stores within the Additional Territory upon terms and conditions no more favorable to the Licensee than specified in the Notice. Notwithstanding the foregoing, if Licensee timely and properly delivers the Exercise Notice and Exercise Fee and the parties fail to enter into an agreement pursuant to paragraph (c) within the Negotiation Period by reason of Licensee's rejection of one or more specific, material terms offered by Licensor which Licensee has identified in writing prior to the


                             License Agmt Page 4
       expiration of the Negotiation Period as the basis for the parties' inability to reach an agreement, Licensor may not enter into a license agreement with any third party unless the third party accepts the identified terms rejected by the Licensee.


"LICENSEE"                         "LICENSOR"

                                   MERCHANDISING CORPORATION OF
                                   AMERICA, INC.


By:           /s/                  By:           /s/
   ---------------------------       ----------------------------
Name:  Sam D. Battistone            Name:   Sidney A. Kaufman
Title: President                    Title:  President
Date:  May 21, 1991                 Date:   5/22/91






                             License Agmt Page 5

                          MERCHANDISING LICENSE AGREEMENT
                           SCHEDULE I TO PRINCIPAL TERMS

LICENSEE:  Sports Archives, Inc.

AGREEMENT DATE:  June 1, 1990

PROPERTY:  "Field of Dreams" trademark and service mark

LICENSED ARTICLES:                        Licensor-approved memorabilia bearing
                                          the "Field of Dreams" trademark, to be
                                          sold in Licensee's company-owned and
                                          franchised "Field of Dreams" retail
                                          stores, upon the terms and conditions
                                          set forth herein.

TERRITORY:                                United States [subject to Section 4(b)
                                          of the Standard Terms]

TERM:                                     INITIAL TERM EXPIRATION DATE:
                                          December 31, 1995

                                          OPTION TO EXTEND? Yes

                                          OPTION TERMS: Successive five (5)
                                          year terms

ADVANCE:                                  INITIAL TERM ADVANCE:
                                          (a) $22,500, $2,500 of which was
                                          previously paid and the balance of
                                          which shall be paid upon execution
                                          hereof;

                                          (b) $2,500 payable upon the opening
                                          of each Licensee-owned store (as an
                                          advance against royalties); and

                                          (c) $5,000 payable upon the opening
                                          of each franchised store (not an
                                          advance against royalties).

GUARANTEES:                               INITIAL TERM GUARANTEE: $2,500 per
                                          contract year

                                          OPTION TERM GUARANTEE: $2,500 per
                                          contract year


                              License Agmt Page 6

ROYALTY RATE: 1% of Gross Sales of each and every store (licensee-owned and franchised), and of all mail order catalogue sales, payable semi-annually.

MARKETING DATE: N/A

INITIAL SHIPMENT DATE: N/A

COPYRIGHT AND TRADEMARK NOTICE (except as may otherwise be approved by Licensor in writing on a case by case basis):

       [R] & [c] 1989 Universal City Studios, Inc. All rights reserved. Licensed by Merchandising Corporation of America, Inc.






                             License Agmt Page 7

                          MERCHANDISING LICENSE AGREEMENT
                           STANDARD TERMS AND CONDITIONS

       These Standard Terms and Conditions ("Standard Terms"), together with the Principal Terms to which they are attached, and any other schedules or exhibits attached hereto or thereto, constitute the Merchandising License Agreement ("Agreement") between the Licensor and Licensee. All capitalized terms not defined herein are as defined in the Principal Terms. In the event of any inconsistency between these Standard Terms and the Principal Terms, the Principal Terms shall control.

              1. LICENSE. Upon the terms and conditions set forth in this Agreement, by this Agreement Licensor hereby grants to Licensee a non-transferable, non-assignable license to utilize (a) that artwork which is pre-approved in writing by Licensor relating to the Property, and (b) the name, title and logo of the Property (collectively the "Licensed Elements") solely in connection with the advertisement, manufacture, sale and distribution of the Licensed Articles in the Licensed Territory during the Term (the "License").

              2. RIGHTS IN LICENSE ELEMENTS. No action, omission or statement by Licensor or Licensee shall in any way extend or grant to
       Licensee: (a) any rights of ownership with respect to the Licensed Elements, or any physical materials, including without limitation artwork supplied to Licensee in connection with this Agreement ("Materials"); or
       (b) any other rights in the Licensed Elements or such Materials other than the License expressly created by this Agreement. Licensee shall have no rights whatsoever, other than the limited License herein granted, in either the Licensed Elements, any Materials supplied by Licensor, any modification or additions to the Licensed Elements or any copyrights, trademarks, trade names, or service marks which are in whole or in part derivative of the Licensed Elements or Materials, whether created by Licensee, Licensor or otherwise, all of which shall be the sole and exclusive property of Property Owner. Licensee hereby assigns and transfers to Property Owner all of Licensee's right, title and interest, throughout the universe in perpetuity, in: (a) all copyrights and goodwill in and to the Licensed Articles, artwork, literary text, instructions, cartons, containers, packing and wrapping material, tags, labels, devices, and advertising and display materials created in connection with the Licensed Articles now in existence or hereafter created by Licensee; and (b) all trademarks, trade names and/or service marks created by or through or arising out of Licensee's use of the Licensed Elements. Upon the request of Licensor, Licensee shall sign and deliver to Licensor or Property Owner documentation in form and substance satisfactory to Licensor confirming and effecting the foregoing. Nothing in this paragraph 2 is intended to convey to Licensor ownership of the tangible goods to which the Licensed Elements are affixed, or of any copyrights, trademarks, trade names, or service marks which are not in whole or in part derivative of the Licensed Elements or Materials, subject however, to Licensee's obligations upon expiration or termination as set forth in Section 10 below.

                             License Agmt Page 8

              3. TERM; OPTION TO EXTEND. Unless terminated earlier in accordance with the terms of this Agreement, the License herein granted shall commence upon the Agreement Date and shall continue until the Initial Term Expiration Date (the "Initial Term"); provided, however, that if the Principal Terms provide for an Option to Extend for one or more additional Option Terms, then Licensee may extend the Term at the end of the Initial Term, and each Option Term, for an additional Option Term provided that the Term shall not exceed in the aggregate, the Initial Term plus all Option Terms provided in the Principal Terms, provided that it shall be a condition to each such extension that during the Initial Term or then current Option Term, as applicable: (a) Licensee has fully performed all, and is not in default of any, of its material obligations under this Agreement; (b) Licensor has received in U.S. dollars in the United States, royalty payments from Licensee, inclusive of all advances, at least equal to the Option Term Guarantee; and (c) Licensee provides Licensor with at least 30 days written notice prior to the Initial Term Expiration Date of Licensee's exercise of such Option to Extend. As used herein, "Term" shall refer to the aggregate of the Initial Term and, if applicable, the Option Terms.

              4.     LICENSED TERRITORY.

              (a) The Licensed Territory shall be as set forth in the Principal Terms. If the Licensed Territory is comprised of individual countries expressly set forth in the Principal Terms, then such countries are herein referred to individually as a "Country". Licensee agrees that: (a) Licensee will not market, advertise, distribute or sell, nor permit any marketing, advertising, distribution or sales, directly or indirectly, of the Licensed Articles or the Licensed Elements or any likeness, characterization or representation thereof in any geographic area other than the Licensed Territory; (b) Licensee will not ship, deliver or otherwise transfer, or to the extent legally controllable by Licensee, permit the shipping, delivery or other transfer for resale of any Licensed Articles across or outside of the boundaries of the Licensed Territory; and (c) Licensee will not sell or permit the sale of Licensed Articles to persons or entities who Licensee knows or should know (through Licensee's own operations or by notice from Licensor) intend to, or are likely to resell the Licensed Articles in any geographic area other than the Licensed Territory.

              (b) If the offer or sale, or proposed offer or sale, of franchises by Licensee in the states of Hawaii, South Dakota, Minnesota or Washington, would in the opinion of the applicable state franchise law administrator or of Licensor's counsel, cause Licensor to be deemed to be a "franchisor' under the laws of any such state, thereby requiring Licensor to register or provide disclosure to prospective franchisees, or imposing any other duty, liability or obligation to any franchisee, Licensee shall not offer or sell any franchise in such state unless and until Licensee shall provide to Licensor a no-action letter, opinion or comparable determination by such state administrator, or other assurance satisfactory to Licensor, confirming that Licensor shall not be subject to any such obligation and liability. Licensee shall not file any application to register to sell franchises in any said state unless first it shall have notified Licensor in writing of its intent to do so. Licensee shall promptly reimburse

                             License Agmt Page 9

       Licensor for all costs and expenses (including attorney's fees) that it may incur in connection with any such application and/or in determining Licensor's legal rights and obligations associated with Licensee's proposed offer and sale of franchisees in such state(s).

              5. CONSIDERATION. In consideration of the License herein granted, Licensee agrees to pay Licensor the following amounts:

              (a)    ROYALTY.

                     (i) Licensee shall pay to Licensor a royalty in an amount equal to one percent (1%) of all Gross Sales during the Term, payable semi-annually, on or before July 15 with respect to Gross Sales during the first six (6) months of that calendar year, and January 15 with respect to Gross Sales during the last six (6) months of the preceding calendar year.

                     (ii) The term "Gross Sales" as used herein shall mean the aggregate amount of all sums received or receivable by Licensee and its sublicensees and franchisees, directly or indirectly, from or in connection with the operation of "Field of Dreams" stores and from or in connection with sales by means of catalogs, mail order and other media and methods of distribution connected with the use of the Licensed Elements, including revenues generated from any and all sources on account of the sale of goods and products, and from the rendering of services of any kind or nature, at or from such stores, or under, or connected with the use of, the Licensed Elements, whether for cash, credit, or barter. There shall be deducted from Gross Sales for purposes of said computation (but only to the extent that they have been included) the amount of all sales tax receipts or similar tax receipts which, by law, are chargeable to customers, if such taxes are separately stated when the customer is charged, and the amount of any actual refunds, rebates, overrings, and allowances given to customers in good faith.

              (b)    ADVANCES.

              The Initial Term Advance, in the amount set forth in the Principal Terms, shall be due and payable to Licensor concurrently with delivery by Licensee to Licensor of a signed copy of the Principal Terms. The Initial Term Advance shall be a non-returnable, non-refundable advance against royalties payable to Licensor during the Initial Term.

                             License Agmt Page 10

              (c)    ROYALTY GUARANTEES.

                     (i) Licensee agrees that the aggregate amount of royalties paid to Licensor pursuant to Paragraph 5(a) during the Initial Term together with the Initial Term Advance paid to Licensor pursuant to Paragraph 5(b)(i) shall not be less than the amount of the Initial Term Guarantee set forth in the Principal Terms. Concurrently with the rendering of the statement due from Licensee, in accordance with Paragraph 6 hereof, after the expiration or earlier termination of the Initial Term, Licensee shall pay to Licensor an amount equal to that portion of the Initial Term Guarantee not previously paid to Licensor pursuant to Paragraphs 5(a) and 5(b)(i) above.

                     (ii) If Licensee is granted and exercises an Option to Extend in accordance with Paragraph 3 hereof, Licensee agrees that the aggregate amount of royalties paid to Licensor pursuant to Paragraph 5(a) during the Option Term together with the Option Term Advance paid to Licensor pursuant to Paragraph 5(b)(ii) shall not be less than the amount of the Option Term Guarantee set forth on the Principal Terms. Concurrently with the rendering of the statement due from License, in accordance with Paragraph 6 hereof, after the expiration or earlier termination of the Option Term, Licensee shall pay to Licensor an amount equal to that portion of the Option Term Guarantee not previously paid to Licensor pursuant to Paragraphs 5(a) and 5(b)(ii) above.

              6. PAYMENTS; ACCOUNTING. Not later than twenty-one (21) days following the end of: (a) each semi-annual reporting period (ending June 30, and December 31) during the Term of this Agreement, including each Option Term, if any, Licensee shall furnish to Licensor a full, complete and accurate statement on the form prescribed by Licensor from time to time, upon reasonable prior notice, specifying, for the applicable period:

              (i)    the aggregate amount of all Gross Sales;

              (ii) the amount of Gross Sales of each store (whether Licensee-owned or franchised), and the address and owner of such store;

              (iii) the amount, by category, of Gross Sales from mail order sales, catalog sales, and other media and methods of distribution; and

              (iv)   such other information as Licensor may reasonably require.

                             License Agmt Page 11

              Sales billed in other than U.S. dollars shall be computed and reported in U.S. dollars using the conversion rate in effect on the last day of the period to which the statement relates. Each statement shall be accompanied by payment of the amounts due Licensor under this Agreement, as shown on the statement. Licensor shall have the right to require that the statements rendered hereunder be certified as complete, true and accurate by a certified public accountant, to the best of his knowledge, and/or by Licensee's chief financial officer, with any expense of such certification borne by Licensee. Statements shall be provided for each period described in this Paragraph regardless of whether there are any Gross Sales during such period. The receipt or acceptance by Licensor of any royalty statement furnished pursuant to this Agreement, or the receipt or acceptance of any royalty payment made hereunder, shall not prevent Licensor from later contesting the validity or accuracy of such statement.

              7.     BOOKS, RECORD AND AUDIT.

              (a) MAINTENANCE AND ACCESS. Licensee shall keep and cause its sublicensees and franchisees to keep full, complete and accurate books of account and records covering all of its transactions relating to the subject matter of this Agreement, and Licensor shall have the right to examine or audit any or all such books of account and records as provided herein, and to make copies and extracts thereof. Licensee shall cause Licensor or its designated agent or agents to have reasonable access thereto for such purposes during normal business hours or at such other times as may be mutually agreeable to the parties hereto. Licensee shall maintain and cause its sublicensees and franchisees to maintain all such books and records for a period of at least three (3) years or such longer period as may be required by law, except that if a dispute arises between Licensee and Licensor prior to the end of any such three (3) year period with respect to any payment or the information contained in such books and records, then Licensee will maintain and cause its sublicensees and franchisees to maintain such books and records until the resolution of the dispute or six (6) years from the date of termination, whichever last occurs.

              (b) COSTS OF AUDIT. Examinations and audits requested by Licensor shall be conducted at the expense of Licensor, and Licensee shall provide in advance (at no cost to Licensor except for copying and mailing costs) copies of all other audits conducted by or for Licensee bearing on the subject of any such requested audit, and related auditor's work papers. Licensee shall provide to Licensor, at no charge, copies of each annual audited financial statement prepared by Licensee's auditors, and upon request, copies of each unaudited financials prepared by or for Licensee. If any audit discloses an underpayment by Licensee of five percent (5%) or more of the amount which should have been paid, Licensee shall immediately pay the additional amount with interest at a rate of four percent (4%) above the prime rate charged by Licensor's primary lending bank (or the maximum rate permissible under law, if less than such rate), and shall reimburse Licensor all costs incurred in connection with such audit.

                             License Agmt Page 12

              8.     QUALITY STANDARDS.

              (a) HIGH QUALITY OPERATING STANDARDS. Licensee agrees that all retail stores operated by Licensee and its franchisees under the "Field of Dreams" name, and all advertising, promotion and merchandising activities relating thereto, including but not limited to sales through catalogs and mail order, and all sales and promotion of franchises by
       Licensee: (i) at all times shall be of high standard and of such style, appearance and quality as to protect and enhance the Property, the Licensed Elements and the goodwill pertaining thereto; (ii) shall meet Property Owner's and Licensor's quality standards and specifications; and
       (iii) shall comply with all applicable Federal, State and local laws.

              (b) HIGH QUALITY STANDARDS FOR LICENSED ARTICLES. Licensee agrees that the Licensed Articles covered by this Agreement: (i) at all times shall be of high standard and of such style, appearance and quality as to protect and enhance the Property, the Licensed Elements and the goodwill pertaining thereto; (ii) shall meet Property Owner's and Licensor's quality standards and specifications; and (iii) shall be manufactured, sold, distributed and marketed in accordance with all applicable Federal, State and local laws. Licensee shall not manufacture, authorize any third party to manufacture, offer, sell, market or distribute, or permit any franchisee or sublicensee to offer, sell, market or distribute, any Licensed Article which has not been approved first by Licensor in writing in its sole discretion. Licensee further agrees not to cause, suffer or permit the manufacture, sale, distribution or marketing of any damaged or defective Licensed Articles.

              (c)    MANUFACTURING.

                     (i) If Licensee desires to use any third party to manufacture or supply any Licensed Article or any advertisement, product packaging, carton, tag, promotional material, display for retail or wholesale sales, or other item related to any Licensed Articles or Licensee's exploitation thereof (collectively herein "Collateral Materials"), it shall first obtain Licensor's prior written approval of such manufacturer which shall not be unreasonably withheld. Licensor may impose reasonable conditions to such approval, including without limitation that such supplier
              (x) demonstrate to Licensor's reasonable satisfaction that it possesses the resources, facilities and capacity to manufacture a product which shall consistently meet the Licensor's high quality standards, and all applicable governmental standards and regulations, and (y) enter into a trademark license agreement in form prescribed by Licensor which may require the manufacturer, among other things, to permit Licensor to make periodic inspections and/or provide free product samples upon Licensor's request, and to manufacture products only for sale to Licensee and its franchisees during the term thereof.

                             License Agmt Page 13

                     (ii) Prior to the regular manufacture of any Licensed Article, Licensee shall furnish to Licensor for approval one (1) representative sample or prototype of each design of each and every Licensed Article (herein 'Preproduction Samples"). Licensor in its sole discretion may approve or disapprove the use of such Licensed Article as represented by the sample. In addition, once regular manufacture has begun, and prior to shipment, Licensee shall furnish to Licensor at no charge to Licensor, twenty-five
              (25) samples of each design of each Licensed Article manufactured by Licensee ("Manufactured Samples"); provided, that if the per unit cost to Licensee of the Licensed Articles exceeds $250, Licensee shall furnish to Licensor at no charge to Licensor, five
              (5) samples of each such Manufactured Sample, and such additional evidence and assurance of consistent quality as Licensor may reasonably request.

                     (iii) Licensed Articles shall not differ in any material respect from the approved Preproduction Samples without Licensor's prior written consent. No Licensed Articles shall be offered or sold until Licensor shall have approved the Manufactured Samples in writing. Sale of any Licensed Article by Licensee or any franchisee, the quality of which has not been specifically approved by Licensor as provided herein, shall be a material breach of this Agreement. Licensee agrees that Licensor shall have the right to take samples at random from production runs from time to time as Licensor may determine, in order to assure that proper quality control has been established. Licensor shall also have the right to have its representatives visit Licensee's plant or plants where the Licensed Articles or any element thereof are made, and where the containers, packaging material and the like are printed or produced in order to determine whether or not proper quality controls are being exercised.

                     (iv) Prior to the institution of any changes in the method of production, form of production, materials used in production, or any other changes in engineering, design, or other criteria which could have a material effect on a Licensed Article previously approved for production or manufacture, Licensee shall furnish to Licensor for approval, one (1) Preproduction Sample in accordance with the provisions of Paragraph 8(b)(i), as well as twenty-five (25) Manufactured Samples manufactured in accordance with such new method.

                     (v) In the event Licensor does not disapprove, in whole or in part, of samples submitted under this Paragraph within 14 days after receipt, such failure automatically constitutes disapproval by Licensor. Licensee may not manufacture or sell or offer for sale any Licensed Article without express written approval from Licensor as required herein.

                             License Agmt Page 14

              (d) APPROVAL OF COLLATERAL MATERIALS. Prior to regular manufacture or production of any Collateral Materials, Licensee shall submit a sample or, in Licensor's discretion, other representation of such item of Collateral Material to Licensor for approval. In the event Licensor does not disapprove of same, in whole or in part, within 14 days after receipt, such failure automatically constitutes disapproval by Licensor. Any alteration in any Collateral Material must be approved in advance by Licensor. Licensee shall provide Licensor, at no charge to Licensor, twenty-five (25) samples of each Collateral Material created by or at the request of Licensee.

              (e) QUALITY STANDARDS FOR OTHER GOODS AND SERVICES. Licensee agrees that with respect to all products and services other than Licensed Articles which are offered, sold, marketed or distributed by Licensee or its franchisees or sublicensees at "Field of Dreams" stores or by mail order or catalogs ("Non-Licensed Goods and Services"), such Non-Licensed Goods and Services: (i) at all times shall be of high standard and of such style, appearance and quality as to protect and enhance the Property, the Licensed Elements and the goodwill pertaining thereto;
       (ii) shall satisfy Property Owner's and Licensor's quality standards and specifications; and (iii) shall be manufactured, sold, distributed and marketed in accordance with all applicable Federal, State and local laws. Without limiting the generality of the foregoing, neither Licensee nor any of its franchisees or sublicensees shall offer, sell, market or distribute any Non-Licensed Goods or Services at any "Field of Dreams" store or through any related mail order or catalog sales activities if in Licensor's reasonable judgment the offer or sale of such goods or services might tend to injure, or diminish the value of, the name and reputation of the Licensor, or the Property or Licensed Elements or the goodwill pertaining thereto, and Licensee shall cease and cause its franchisees to cease to offer and sell any such product or service within fourteen (14) days after delivery of written notice by Licensor.

              (f) COMPLIANCE WITH LAW. Licensee shall comply in all respects with the Federal Trade Commission Rule on Franchising (the "FTC Rule") and all applicable state laws, rules and regulations pertaining to franchising; Licensee shall prepare its own Uniform Franchise Offering Circular, shall register and maintain proper registrations in all states and jurisdictions where such registration is or shall be required, and shall at all times comply with all of the provisions of all other applicable federal, state or local statutes, rules or ordinances. Licensee shall not file or use any offering circulars, prospectuses or other disclosure documents without first having (i) fully disclosed the terms of this License Agreement and its effects upon its franchisees, including without limitation the effect of Licensor's termination rights,
       (ii) fully disclosed in such offering circulars, prospectuses and disclosure documents, and provided in all agreements with franchisees, that Licensor shall have no obligation, liability or responsibility to any franchisee under any circumstances, and (iii) obtained the Licensor's prior written approval as to the form and content of such disclosures and provisions, which it may grant or withhold in its sole discretion. Such

                             License Agmt Page 15
       approval shall not constitute a warranty or representation by Licensor that any said document complies with any applicable law or that the disclosures therein made by Licensee are truthful or accurate, and such approval shall in no way limit, curtail or otherwise affect Licensee's indemnity obligations to Licensor pursuant to Section 13(a).

              9.     MARKETING DATE; SHIPMENT DEADLINES.

              (a) If the Principal Terms provide for a Marketing Date, then Licensee shall not: (i) sell or permit any third party to sell any Licensed Article to the public prior to the Marketing Date; (ii) advertise or market, or permit any third party to advertise or market, the Licensed Articles to the public earlier than the date which is thirty
       (30) days following such termination execute a trademark license agreement with Licensor upon the form prescribed by Licensor, which shall be terminable by the franchisee upon thirty (30) days prior to the Marketing Date; nor (iii) make any presentations to the trade, or permit any third party to make any presentations to the trade, with respect to the Licensed Articles, earlier than the date which is one hundred twenty
       (120) days prior to the Marketing Date.

              (b) If the Principal Terms provide for a Marketing Date, then in addition to Licensor's right to seek damages or any other remedies available under law or equity, Licensor reserves the right to terminate this Agreement, or to terminate the License as to all or any Licensed Articles throughout the Licensed Territory and/or as to any Country, by written notice to Licensee at any time if Licensee has not: (i) made available to Licensor complete Preproduction Samples of each Licensed Article for approval within three (3) months after the Agreement Date; or
       (ii) begun the regular distribution, sale and shipment of each and every Licensed Article throughout the Licensed Territory in commercially reasonable amounts by the Initial Shipment Date set forth on the Principal Terms; or (iii) for a period of three (3) or more consecutive months after initial shipment, continued the regular distribution, sale and shipment of each and every Licensed Article throughout the Licensed Territory in commercially reasonable amounts. As used herein, "commercially reasonable amounts" shall mean quantities and assortments sufficient to meet the public demand for the Licensed Articles. In the event of such termination, any and all rights herein terminated relative to any Licensed Article(s) and/or Country(ies*) shall forthwith automatically revert to Licensor and Property Owner. Termination of Licensee's rights with respect to any Licensed Article or Country under this Paragraph shall not relieve Licensee of its obligations to account to and pay Licensor royalties for all shipment of Licensed Articles, and to pay the applicable guarantee amounts in accordance with Paragraphs 5(a), 5(b) and 6 of these Standard Terms.

                             License Agmt Page 16

              10.    EFFECT OF EXPIRATION OR EARLY TERMINATION.

              (a) Subject to paragraph 10(b) through 10(e) below, upon the expiration or early termination of the Term, Licensee and all of its franchisees shall (i) forthwith discontinue the use of the License Elements, including without limitation use of the Licensed Elements to identify the stores operated by Licensee and its franchisees and in connection with any catalogs or mail order materials, and otherwise; and
       (ii) not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that he is a Licensee of Licensor and shall promptly take such action as Licensor may direct to prevent any possible confusion in the mind of the public that Licensee or such franchisees are affiliated with or licensed by Licensor, including but not limited to, removal of signage, advertising, and other fixtures and furnishings that might tend to cause the public to associate Licensee or its franchisees with Licensor.

              (b) Except if in the opinion of Licensor's counsel to do so would constitute the unlawful offer or sale of a franchise to such franchisee, upon the early termination of this Agreement, Licensor shall permit each of Licensee's franchisees, but not Licensee, to continue to use the Licensed Elements to identify the stores operated by such franchisee for a period of up to six (6) months following the termination hereof, provided that (i) such franchisee's store is then operating in conformity with Licensor's and Property Owner's high standards for style, appearance and quality as to protect and enhance the Property, the Licensed Elements and the goodwill pertaining thereto, and with all applicable Federal, State and local laws, and (ii) such franchisee shall within thirty (30) days prior written notice and shall provide among other things for the payment by such franchisee of a royalty equal to four percent (4%) of such franchisee's Gross Sales during the term of such license agreement. Such royalty shall be payable solely for the continued right during the term thereof to use the Licensed Elements to identify the stores. Licensor shall have no obligation to provide any services or assistance whatsoever to the franchisee in connection with its operation of such store.

              (c) If at the end of the Initial Term or any Option Term, this Agreement expires without being extended pursuant to Section 3, and if Licensee shall have satisfied each of the conditions precedent set forth in paragraph (d) below, Licensee shall have the right, for a period not to exceed sixty (60) days following expiration hereof, to sell such inventory of Licensed Articles then on hand to (i) its franchisees who have ceased to conduct business under the name "Field of Dreams" for resale at their franchised locations to the general public in the ordinary course of business and not through "going-out-of-business", close-out, consignment, liquidation or auction sales, or similar methods;
       (ii) to the general public in the ordinary course of business and not through "going-out-of-business", close-out, consignment, liquidation or auction sales, or similar methods, at Company-owned stores which have ceased to conduct business under the name "Field of Dreams", and (iii) to customers placing orders through catalogs which were distributed at least ninety (90) days prior to the expiration of the Term. At the expiration of such sixty (60) day sell-off period, or

                             License Agmt Page 17
       immediately upon the expiration of this Agreement if Licensee fails to satisfy the conditions set forth in paragraph (d), Licensee shall, at Licensor's option and at Licensee's sole cost, immediately either
       (i) obliterate or remove the Licensed Elements from all Licensed Articles, or (ii) offer to sell to Licensor all inventory of Licensed Articles then on hand which is in good, resalable condition, at a price equal to fifty percent (50%) of Licensee's lowest wholesale price charged for such products to its franchisees during the preceding twelve (12) months, provided that Licensor may offset against such purchase price any sums payable by Licensee, or its affiliates, to Licensor.

              (d)    Licensee's sixty (60) day sell of right as described in
       Section 10(c) shall be subject to Licensee's satisfaction of all of the following conditions precedent:

                     (i) during the Term, Licensee shall have performed all of the material terms and conditions hereof on its part to be performed;

                     (ii) at least thirty (30) days prior to the expiration of the Initial Term, or then current Option Term, Licensee shall have delivered to Licensor written notice of Licensee's intention not to extend the Term ("Non-Renewal Notice"), together with a written statement of Licensee's inventory of all of the Licensed Articles on hand, and of all orders for such inventory which have been received but not filled, as of the date of such notice;

                     (iii) during the period from six (6) months prior to the date of Licensee's Non-Renewal Notice through the date of Licensee's notice of intent not to renew, Licensee shall not have caused to be manufactured more Licensed Articles than reasonably necessary to meet anticipated demand and during the period following delivery of Licensee's Non-Renewal Notice it shall not have manufactured products in excess of those required to satisfy orders on hand at the date of its Non-Renewal Notice;

                     (iv) within seven (7) days after the expiration hereof, Licensee shall have delivered to Licensor a written statement of inventory of all of the Licensed Articles on hand at the time of such expiration or termination; provided, however, that Licensor shall have the right to take a physical inventory to ascertain or verify such inventory and statement, and refusal by Licensee to submit to such physical inventory by Licensor shall cause a forfeiture of Licensee's right to dispose of such inventory, with Licensor retaining all other legal and equitable rights Licensor may have in the circumstances; and

                             License Agmt Page 18

                     (v) within seven (7) days after the expiration or termination hereof, Licensee shall pay Licensor, in addition to the royalty provided for in Paragraph 5(a) of these Standard Terms for the last six (6) months of the Term, an amount equal to one-third (1/3) of such amount in consideration for such sixty (60) day sell-off right, plus the full amount of any and all other sums then due to Licensor.

              (e) In the event of the termination of this Agreement for any reason prior to the expiration of the Term, unless Licensor shall agree otherwise, Licensee shall have no right to continue to sell Licensed Articles and shall, at Licensor's option and at Licensee's sole cost, immediately either (i) obliterate or remove the Licensed Elements from all Licensed Articles, and furnish Licensor with a Certificate evidencing such obliteration or removal, or (ii) offer to sell to Licensor all inventory of Licensed Articles then on hand, which is in good, resaleable condition, at a price equal to fifty percent (50%) of Licensee's lowest wholesale price charged for such products to its franchisees during the preceding twelve (12) months, provided that Licensor may offset against such purchase price any sums payable by Licensee, or its affiliates, to Licensor.

              (f) In no event shall Licensee have the right to manufacture or cause or permit any third party to manufacture any Licensed Articles after the expiration or earlier termination of the Term. Upon expiration or earlier termination of the Term, Licensee shall, at Licensor's option and at Licensee's sole cost, immediately either (i) destroy all stamps and devises used to imprint or affix the Licensed Elements on Licensed Articles, and with respect to any Licensed Articles as to which Licensee or Property Owner own the copyrights or trademarks destroy all molds, casts, modules and like equipment used to manufacture (collectively "molds") and provide Licensor with a Certificate of Destruction upon the completion of said destruction or (ii) deliver all such stamps, devices and, if applicable, molds to Licensor, and Licensor shall have the right to use all or any of such stamps, devices and molds without obligation to Licensee.

              (g) In the event of the termination of this Agreement for any reason prior to the expiration of the Term, all monies owed Licensor from Licensee, including without limitation any unpaid guarantee provided for in Paragraph 5(c) for the period of the Term in which the termination, if any, shall occur, shall be immediately due and payable, and shall be accounted for in accordance with Paragraph 6.

              (h) The expiration or termination of this Agreement shall be without prejudice to the rights of Licensor against Licensee and such expiration or termination shall not relieve Licensee of any of its obligations to Licensor existing at the time of expiration or termination or terminate those obligations of Licensee which, by their nature, survive the expiration or termination of this Agreement. It is expressly understood and agreed that the promises and agreements of Licensee contained in this Agreement, are also for the benefit of Licensor's parent company, and either of them may, in its own name, exercise all rights and remedies

                             License Agmt Page 19
       necessary or desirable to protect or enforce its respective interests, including, without limitation, obtaining injunctive relief to enforce the obligations of Licensee set forth in this Agreement.

              11.    LICENSEE'S BREACH; RIGHT TO CURE.

              (a) If Licensee breaches any of the terms and provisions of this Agreement, then Licensor, in addition to any other rights or remedies it may have under this Agreement or at law or in equity, shall have the right, if it so elects, to serve upon Licensee written notice of such breach. Except for the incurable breaches described in Paragraph 12 below, Licensee shall thereupon have a period of thirty (30) calendar days from the date of delivery of such notice within which to remedy such breach; except that with respect to breaches involving nonpayment the cure period shall be ten (10) calendar days. If, because of the nature of any breach other than one involving nonpayment, Licensee shall be unable to cure the same within said thirty (30) day period but demonstrates to Licensor's subjective satisfaction that it is making a good faith, diligent effort to remedy such breach, Licensee shall be given such additional time as Licensor deems reasonably necessary to cure said breach, upon the condition that Licensee shall continue diligently to do so.

              (b) Without limiting the generality of the foregoing, the following events shall constitute grounds for termination subject to the Licensee's right to cure, as set forth in paragraph (a):

                     (i) If Licensee should make, sell, offer for sale, use distribute, broadcast, display or exhibit any Licensed Article or any Collateral Material which has not been approved by Licensor;

                     (ii) If Licensee should sell, offer for sale, use distribute broadcast, display or exhibit any Licensed Articles or any Collateral Material which does not contain the appropriate legal notices; or

                     (iii) If any of the Licensed Articles should be the subject of any government recall because of safety, health or other hazards or risks to the public (it being expressly understood that Licensee is obligated to comply with all governmental regulations relating to the Licensed Articles at its sole expense).

                     (iv) If during the Term there shall cease to be at least one (1) Licensee-owned or franchised "Field of Dreams" retail store open and in operation within the Territory, and Licensee shall fail to demonstrate to Licensor's sole subjective satisfaction that Licensee is actively and diligently engaged in bona fide efforts to

                             License Agmt Page 20
              open additional "Field of Dreams" retail stores within thirty (30) days following written notice of Licensor's intent to terminate this Agreement on account of such absence of operating stores;

              (c) If Licensee fails to remedy such breach to Licensor's reasonable satisfaction within the applicable time period described above, then Licensor shall, in addition to any other rights or remedies, have the right to terminate this Agreement and the License herein granted as of the expiration of such applicable cure period, and shall have the right to sue for damages caused by such breach, including without limitation the right to receive unpaid royalties or guarantees.

              12. LICENSOR'S ADDITIONAL RIGHTS TO TERMINATE. Notwithstanding Paragraph 11, Licensor shall, in addition to any other rights, have the right to terminate this Agreement immediately and without notice or opportunity to cure, upon the occurrence of any of the following events:

              (a) If Licensee should fail to deliver to Licensor evidence of insurance required by Paragraph 14 hereof, within fifteen (15) days following written request;

              (b) If, without Licensor's prior written consent, Licensee should sell substantially all of its assets to a single purchaser or to a group of purchasers, or if there should be a change of control of Licensee. As used herein, "control" shall mean 50% or more of the voting control of Licensee;

              (c) If Licensee should make an assignment for the benefit of creditors;

              (d) If Licensee should file a voluntary petition under Chapter 7 of the United States Bankruptcy Code (the "Code") or the involuntary adjudication of the Licensee as a debtor under either Chapter 7 or Chapter 11 of the Code, or the appointment of a trustee under the Code to operate or manage the affairs of the Licensee;

              (e) If more than six (6) months shall pass during which there is not open and in operation at least one (1) Licensee-owned or franchised "Field of Dreams" retail store, notwithstanding any demonstration of Licensee's best efforts to open additional stores; or

              (f) If Licensee shall default in any material obligation as to which Franchisee has previously received a notice of default from Licensor within the preceding twelve (12) months.

                             License Agmt Page 21

              (g) If Licensee, on four (4) or more occasions within any eighteen (18) month period, fails to comply with one (1) or more material requirements of this Agreement whether or not corrected after notice.

              13.    INDEMNITY.

              (a) Licensee hereby agrees to defend, indemnify and hold harmless Licensor and its affiliated companies, shareholders, directors, officers, employees, attorneys and agents (collectively the "indemnified parties") from and against the losses, damages, costs and expenses associated with any and all claims, demands, suits, proceedings or judgments arising out of (i) any alleged unauthorized use of or infringement upon any patent, copyright, design, mark, process, idea, method, device, right of privacy, publicity, or other property right by Licensee or any of its franchisees in connection with the Licensed Articles covered by this Agreement (except all claims that the use of Licensed Elements by Licensee in accordance with this Agreement infringes any such rights); (ii) any alleged defects in the Licensed Articles, or any alleged failure by Licensee or any of its franchisees to adequately perform any agreement or render any service, or any injury resulting from the sale or use of Licensed Articles, or the rendering of services by Licensee or any of its franchisees; (iii) any alleged violation of any law, rule or regulation governing the offer or sale of franchises or the relationship between franchisors and franchisees; any alleged breach of any agreement or contract between Licensee and any franchisee, whether oral, written express or implied; any alleged unfair acts or practices, fraud, misrepresentation, failure to disclose or other act or omission by Licensee in connection with its promotion, offer or sale of franchises or its continuing relationship with any of its franchisees; and (iv) any other alleged acts or omissions by Licensee. With respect to the foregoing indemnity, Licensee shall defend and hold harmless all of the indemnified parties and each of them, at no cost or expenses to them whatsoever, including but not limited to attorneys' fees and court costs. Licensor shall have the right, but not the obligation, to control the defense and resolution of any such action with attorneys of its own selection, and to be promptly reimbursed upon demand for all costs and expenses incurred in defending and resolving any such claims.

              (b) Licensor hereby indemnifies Licensee and undertakes to hold it harmless against any claims or suits arising solely out of the use by Licensee of the Licensed Elements as authorized in this Agreement, provided that prompt notice is given to Licensor of any claim or suit and provided further, that Licensor shall have the option to undertake and control the defense or resolution of any claim so made or suit so brought with attorneys of its own selection at Licensor's cost and expense. If Licensor elects to so control the defense and/or resolution, any costs, including without limitation attorneys' fees, incurred by Licensee in connection therewith without Licensor's express prior written consent shall be borne by Licensee.

                             License Agmt Page 22

              14. INSURANCE. Licensee agrees to maintain, at its sole expense, a Comprehensive General Liability insurance policy for the entire Term of this Agreement, as well as any sell-off period, including the coverage parts for contractual liability (applying to the terms and conditions of this Agreement), Products Liability and Personal Injury Liability, with a minimum combined single limit of liability of not less than U.S. $3,000,000.00 per occurrence, with a maximum deductible of $10,000.00. Licensee shall provide Certificates of Insurance evidencing same to Licensor from time to time upon request. License shall provide Licensor with a policy endorsement to Licensee's Product Liability insurance coverage, or an acceptable certificate of insurance naming Property Owner, Licensor, and any other parent or affiliated company of Licensor which Licensor may request to be named, as additional insureds. Such insurance policy shall provide that Licensor and any additional insureds shall receive at least thirty (30) days written notice before any cancellation or modification of such policy.

              15.    PROTECTION OF PROPERTY OWNER'S AND LICENSOR'S RIGHTS.

              (a) TRADEMARK AND COPYRIGHT NOTICE. Licensee shall cause to appear on or within each Licensed Article manufactured by or for Licensee under this License and within all Collateral Material proper legal copyright and/or trademark notices in the form set forth in the Principal Terms or otherwise requested in writing by Licensor. In no event shall Licensee manufacture any Licensed Articles or Collateral Material depicting the copyright and/or trademark notices to be contained thereon without written approval from Licensor. Each and every tag, label, carton, container, wrapping and packaging containing such notice and all advertising, promotional or display material bearing the Licensed Elements with such notice shall be submitted by Licensee to Licensor for its written approval prior to use by Licensee. Approval by Licensor shall not constitute a waiver of Licensor's rights or Licensee's duties under any provision of this Agreement. In the event that Licensee manufactures or distributes Licensed Articles or Collateral Material without the appropriate trademark and copyright notices, Licensor shall, in addition to all other rights and remedies under this Agreement, have the right to require Licensee, at its sole cost and expense, to recall said Licensed Articles or Collateral Material and correct the notice or destroy the Licensed Articles or Collateral Material.

              (b) VALUE AND SECONDARY MEANING. Licensee recognizes the great value of the Licensed Elements and of the goodwill associated therewith and acknowledges that the Licensed Elements and all rights therein (including copyright and trademark) and goodwill pertaining thereto and to all derivative works belong exclusively to Property Owner, that the Licensed Elements has a secondary meaning in the mind of the public (so that use by anyone of the foregoing without Property Owner's or Licensor's authorization would be unlawful); and that all use of the Licensed Elements pursuant to this Agreement will inure to the benefit of Property Owner.

                             License Agmt Page 23

              (c)    PROPERTY OWNER'S AND LICENSOR'S RIGHTS, TITLE AND INTEREST.

                     (i) All rights in and to the Licensed Elements, including any modifications or additions to said Licensed Elements whether created by or under the authority of Licensor or Licensee, shall be the sole and exclusive property of Property Owner, and Property Owner shall own all copyrights and other rights therein, without obligation to Licensee.

                     (ii) Licensee hereby agrees that its every use of the Licensed Elements shall inure to the benefit of Property Owner and that Licensee shall not at any time acquire any rights in the Licensed Elements by virtue of any use it may make of the Licensed Elements. Furthermore, Licensee agrees that to the extent that creation of the Licensed Articles, or any modifications of or additions or contributions to the Licensed Articles or the Licensed Elements by Licensee create any copyright, trademark or other rights, such rights shall be and are hereby assigned to Property Owner. The Licensee, its employees, successors and/or assignees shall not register the Licensed Articles for copyright or trademark.

                     (iii) Licensee, in acknowledging the rights, title and interest of Property Owner and Licensor in the Licensed Elements, agrees that it will not during the Term hereof or thereafter attack the rights of Property Owner or Licensor in the Licensed Elements, regardless of the basis of such attack and regardless of whether the same relates to title or validity. Licensee further agrees that it shall not during the Term hereof, or any time thereafter, dispute or contest, directly or indirectly, the validity of any of Property Owner's copyrights or trademarks in the Licensed Articles or Property subject to this Agreement.

                     (iv) Licensee agrees to cooperate with Licensor to the extent necessary to acquire for Property Owner property rights in the Licensed Elements and to protect and enforce Property Owner's and Licensor's rights to the Licensed Elements. Licensor or Property Owner may commence or prosecute any claims or suits regarding the Licensed Articles in their own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringements or imitations of the Licensed Elements on articles similar to those covered by this Agreement which may come to Licensee's attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suite or take any actions on account of any such infringements or imitations without first obtaining the written consent of Licensor to do so, which may be given or withheld in Licensor's sole discretion.

                             License Agmt Page 24

                     (v) Licensee will cooperate fully and in good faith with Property Owner and Licensor for the purpose of securing and preserving the rights of Property Owner and Licensor in and to the Licensed Elements. In the event there has been no previous registration of the Licensed Elements, Licensed Articles, or any material relating thereto, Licensee shall cooperate fully and in good faith with Property Owner and Licensor so as to enable Property Owner and Licensor to file, prosecute and register the same for purposes of copyright or trademark protection in appropriate classes in the name of Property Owner and/or Licensor, as Property Owner may determine. Upon request by Licensor, Licensee shall furnish at least six (6) photographs and/or specimens, as well as invoices or other proper evidence satisfactory to Licensor duly showing the first commercial shipment in interstate commerce, and such other things and documents as Licensor may require in the obtaining or preserving of a trademark, and thereafter, on a regular basis, representative samples of each Licensed Article and of any or all materials bearing trademarks.

              16.    REMEDIES.

              (a) Licensee acknowledges that its breach of this Agreement or its failure (except as otherwise provided herein) to cease the manufacture, marketing, sale and distribution of Licensed Articles at the termination or expiration of this Agreement or otherwise in violation of any terms hereof will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such breach of this Agreement or for such failure to cease manufacture, marketing, sale or distribution and Licensee agrees that in the event of such breach or such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court of competent jurisdiction may deem just and proper.

              (b) Any and all payments due hereunder and not made to Licensor on a timely basis shall bear interest at a rate of two percent (2%) above the prime rate charged by Licensor's primary lending bank, but in no event higher than the maximum interest permissible by law.

              (c) Under no circumstances will Licensee have the right to offset from amounts otherwise payable from Licensee to Licensor hereunder or under any other agreements between Licensor and Licensee, any amounts, whether or not fixed, owing or allegedly owing from Licensor to Licensee under this Agreement or any other agreement between Licensor and Licensee.

                             License Agmt Page 25

              (d) Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which Licensor is entitled under this Agreement or otherwise, nor shall an election to terminate be deemed an election of remedies or a waiver of any claim for damage or otherwise.

              17.    NO PREMIUMS/PROMOTIONS/CLOSE-OUTS/CONSIGNMENTS.

              Licensee shall not sell or give away any Licensed Article in connection with any premium, giveaway or promotional arrangement, which rights are expressly reserved by Licensor. Licensee agrees to sell to Licensor, at favorable prices, such quantities of Licensed Articles requested by Licensor to sell or otherwise use in connection with any premium or promotional arrangement. The term "premium arrangement" shall refer to any arrangement whereby a Licensed Article is given away or sold in conjunction with another product or service.

              18.    RESERVATION OF RIGHTS.

              (a) If according to the Principal Terms the License hereby granted is exclusive then, subject to any other provision of these Standard Terms or the Principal Terms, Licensee's rights hereunder shall be exclusive during the Term and Licensor shall grant no conflicting rights. If according to the Principal Terms the Licensee herein granted is non-exclusive, then Licensee's rights hereunder shall be non-exclusive and nothing shall prevent Licensor from granting, or shall impair or limit Licensor's rights to grant, the same, similar or competing rights to one or more third parties.

              (b) All rights not expressly granted to Licensee are reserved to Licensor, and the exercise by Licensor of any reserved rights is hereby consented to by Licensee, without regard to the extent to which the exercise of any such rights by Licensor may be competitive with Licensee or the rights granted to Licensee hereunder. Without limiting the generality of the preceding sentence or of Paragraph 17 above, and notwithstanding anything to the contrary contained in this Agreement, Licensor expressly reserves the right to manufacture, market, distribute and sell any products, services or articles utilizing all or any of the Licensed Elements, which are similar or identical to the Licensed Articles (a) in connection with the promotion of exhibition of the Property, or (b) for any reason, if the sale of such products, services or articles occurs on the grounds, or within ten (10) miles, of any studio tour/theme park owned or operated by Licensor or any affiliate of Licensor.

              19. NO REPRESENTATION BY LICENSOR. Licensor makes no warranty or representation as to the amount of gross sales, Net Sales or profits Licensee will derive hereunder from the Licensed Articles, or as to the performance or continued exploitation of, or marketing and advertising budget with respect to, any other product or products, including without limitation any television or theatrical motion pictures, based upon the Property.

                             License Agmt Page 26

              20. NOTICES. Whenever notice is required to be given under this Agreement, a writing signed by an officer of the party serving such notice by personal delivery, by telecopy or facsimile transmission, or by registered or certified mail, return receipt requested, to the other party shall be deemed good and sufficient notice delivered on the date of
       (i) receipt in the case of personal delivery or facsimile or telecopy transmission, or (ii) three (3) days after posting if sent by registered or certified mail. Such notice shall be addressed to Licensor and Licensee at their respective addresses set forth on page 1 of the Principal Terms, or such other address of which either party may notify the other in accordance with this Paragraph, or if by facsimile, to the following telephone numbers:

                            If to Licensor: (818) 777-6271
                            If to Licensee: (   )

              21. NO ASSIGNMENT OR SUBLICENSE. This Agreement shall not be assigned or sublicensed by Licensee except with the prior written consent of Licensor and shall not be assigned by operation of law. Any assignment or sublicense in violation of the preceding sentence shall be null and void. This Agreement may be assigned by Licensor without any consent. Subject to such restriction and to the restriction against assignment by operation of law provided above, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

              22. ENTIRE AGREEMENT. This Agreement is intended by the parties as a final and complete expression of their agreement, and supersedes any and all prior and contemporaneous agreements and understandings relating to the subject matter hereof.

              23. MODIFICATION AND WAIVER. This Agreement may not be modified and none of its terms may be waived, except in writing signed by both parties. A waiver by either party of any default shall not be deemed a waiver of a prior or subsequent default of the same or other provisions of this Agreement. The failure of either party to enforce, or the delay by either party in enforcing, any of its rights shall not be deemed a continuing waiver or a modification of this Agreement.

              24. SEPARABILITY. If any part of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity of the balance of this Agreement, provided, however, that if any provision of this Agreement pertaining to the payment of royalties by Licensee to Licensor shall be declared invalid or unenforceable by court of competent jurisdiction, Licensor shall have the right, at its option, to terminate this Agreement upon giving not less than ten (10) days' written notice to Licensee.

                             License Agmt Page 27

              25. PARAGRAPH HEADINGS. The headings of the Paragraphs are for convenience only and in no way limit or affect the provisions hereof.

              26. GOVERNING LAW. This agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to agreements entered into and to be performed wholly in California.

              27. CONSENT TO JURISDICTION. Licensee hereby consents to the exclusive jurisdiction of any State or Federal court empowered to enforce this Agreement in the State of California, Los Angeles County, and waives any objection thereto on the basis of personal jurisdiction or venue.

                          *  *  END OF STANDARD TERMS  *  *













                             License Agmt Page 28